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COUNTRYWIDE FINANCIAL CORPORATION

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6/5/2007
Countrywide Financial Corporation (NYSE: CFC)
Position statement on Proposal #3 in CFC Proxy Statement of April 27, 2007
Countrywide’s 2007 Proxy Statement contains a proposal that urges Countrywide’s Board of Directors to adopt a policy to give shareholders an annual advisory vote on executive compensation. Similar “say on pay” proposals have been on the ballot at more than 40 public companies this year; of the 34 companies where the measure had come to a vote as of June 1, the most current publicly available information indicates it was rejected in all but three instances. Countrywide’s Board of Directors believes this proposal is not in the best interests of our shareholders and recommends you vote AGAINST it for the following primary reasons:
•	Countrywide has been an outstanding performer.
•	CFC has one of the best long-term track records of any stock and should not be singled out with such a proposal; our Company’s 5-year and 10-year total shareholder return has been 340% and 561%, respectively.
•	Countrywide’s Board is in the best position to make compensation decisions.
•	The Board’s Compensation Committee has access to the best information on compensation practices and has a thorough process in place to determine appropriate executive pay. A proposal that seeks only a simple “yes” or “no” advisory vote on executive compensation could disrupt this process, because it provides no opportunity to give the Board meaningful feedback on compensation details. Moreover, Countrywide already has mechanisms in place to facilitate shareholder input at the Board level.
•	Countrywide could be placed at a disadvantage in the competition for executive talent.
•	Intellectual capital is critical to Countrywide’s success, due to the complexity, sophistication and challenges of the financial services industry. As best we can tell, none of our competitors for talent has been required to adopt a similar “say on pay” proposal; adoption of this proposal could impair our ability to recruit and retain top executive talent.
•	Countrywide’s Board has proactively addressed the executive pay issue, reducing our CEO’s compensation by nearly half from 2007 onward.
•	Under a contract extension announced by the Board last year, our CEO’s overall annual compensation has been significantly reduced. Under the new contract, annual base pay is reduced 34%, from $2.9 million to $1.9 million; non-equity incentive compensation (annual bonus) is capped at $10 million, a 51% reduction from the 2006 bonus; and the present value of annual equity awards is capped at $10 million, a 47% reduction from 2006. In addition, the Board granted our CEO a term extension award of $10 million, payable subject to certain conditions (see pages 29-30 of 2007 Proxy).